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                                                            Exhibits 5 and 23(a)

October 28, 2002

Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois 60070

Re: Household International, Inc. Registration Statement on Form S-3 (No.333-60510), for up to $3,000,000,000 of Debt Securities, Warrants to Purchase Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Stock Purchase Contracts and Stock Purchase Units, or any combination of the foregoing.

Gentlemen:

As General Counsel - Treasury & Corporate Law and Assistant Secretary of Household International, Inc., a Delaware corporation ("Household"), I am generally familiar with (i) the proceedings in connection with Household's Registration Statement on Form S-3, No. 333-60510 (which also constitutes a Post-Effective Amendment to Household's Registration Statement No. 333-27305) (the "Registration Statement") in which up to $3,000,000,000 aggregate principal amount of Debt Securities, Warrants to Purchase Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Stock Purchase Contracts and Stock Purchase Units, or any combination of the foregoing, of Household were registered, and (ii) the offering and sale of 18,700,000 shares of common stock of Household, $1.00 par value per share (the "Shares"). The Shares are being issued pursuant to authority of the Board of Directors of Household.

I have examined, or caused to be examined, such records and documents pertaining to the Shares as I have considered necessary or appropriate as a basis for the opinions set forth herein, including the Underwriting Agreement, dated as of October 24, 2002, by and among Household and Goldman, Sachs & Co, as the Underwriters (the "Underwriting Agreement"). Based upon my review of the records and documents of Household, I am of the opinion that:

         1. Household is a corporation duly incorporated and validly existing under the laws of the State of Delaware.


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         2. When the Shares are issued in accordance with the terms of the
            Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, the Shares will be validly issued and fully paid and non-assessable and no holder thereof will be subject to personal liability by reason of being such a holder, the Shares will not be subject to the preemptive rights of any stockholder of the Company and all corporate action required to be taken for the authorization, issue and sale of the Shares will have been validly and sufficiently taken.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters," or any similar caption, in any Preliminary Prospectus, Prospectus or Prospectus Supplement forming a part of the Registration Statement. In giving said consent, I do not admit that I am in the category of persons where consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


Very truly yours,

/s/ PATRICK D. SCHWARTZ
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Patrick D. Schwartz